Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

REGEN BIOLOGICS, INC.

     ReGen Biologics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does, by Gerald E. Bisbee, Jr., Ph.D., its President, under its corporate seal, hereby certify that:

     1.       The present name of the Corporation is ReGen Biologics, Inc., which was originally incorporated under the name of APACHE Medical Systems, Inc. upon the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on September 1, 1987, and which was amended and restated on December 26, 1991, January 2, 1992, December 31, 1992 and January 20, 1994, amended on August 17, 1995, amended and restated on December 28, 1995, June 19, 1996 and May 7, 1997, amended June 4, 1997, amended to change its name from APACHE Medical Systems, Inc. to Aros Corporation on July 3, 2001, amended June 21, 2002, and corrected on September 13, 2002. A Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on November 13, 2002, which certificate effected the merger of Aros Merger Corp. into Aros Corporation and changed the name of the Corporation from Aros Corporation to its present name, ReGen Biologics, Inc.

     2.       Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, by resolution adopted at a meeting of the Board of Directors on November 12, 2002, the Board of Directors of the Corporation found that the following proposed amendment of the Certificate of Incorporation of the Corporation (as previously amended and restated) was advisable and in the best interests of the Corporation and directed that the following proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation:

               The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation (as previously amended and restated) shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

“FOURTH: Authorized Shares. The Corporation is authorized to issue two classes of stock, to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is 130,000,000 shares, par value $0.01 per share, and the number of shares of Preferred Stock to be issued is 60,000,000 shares, par value $0.01 per share.”

     3.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, by resolution adopted at the 2002 Annual Meeting of Stockholders of the Corporation on November 26, 2002, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation voted in favor of, approved and adopted the foregoing proposed amendment of the Certificate of Incorporation of the Corporation (as previously amended and restated).

     4.     The foregoing amendment of the Certificate of Incorporation of the Corporation (as previously amended and restated) was duly adopted in accordance with the provisions of Sections 141, 242(b)(1) and 242(b)(2) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its President, who declares, affirms, acknowledges and certifies, under the penalties of perjury, that this is his free act and deed and that the facts stated herein are true and caused its corporate seal to be hereunto affixed, as of the 13th day of December, 2002.

Effective Date: December 13, 2002

REGEN BIOLOGICS, INC., a Delaware corporation

By: /s/Gerald E. Bisbee, Jr. Gerald E. Bisbee, Jr., Ph.D. President

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